Exhibit 99.3

 Liquidity Forecast as of March 2023

 Disclaimer  2  This presentation contains highly confidential information and is solely for informational purposes. You should not rely upon or use it to form the definitive basis for any decision or action whatsoever, with respect to any proposed transaction or otherwise. You and your affiliates and agents must hold this presentation and any oral information provided in connection with this presentation, as well as any information derived by you from the information contained herein, in strict confidence and may not communicate, reproduce or disclose it to any other person, or refer to it publicly, in whole or in part at any time except with our prior written consent. If you are not the intended recipient of this presentation, please delete and destroy all copies immediately.   This presentation is “as is” and is based, in part, on information obtained from other sources. Our use of such information does not imply that we have independently verified or necessarily agree with any of such information, and we have assumed and relied upon the accuracy and completeness of such information for purposes of this presentation. Neither we nor any of our affiliates or agents, make any representation or warranty, express or implied, in relation to the accuracy or completeness of the information contained in this presentation or any oral information provided in connection herewith, or any data it generates and expressly disclaim any and all liability (whether direct or indirect, in contract, tort or otherwise) in relation to any of such information or any errors or omissions therein. Any views or terms contained herein are preliminary, and are based on financial, economic, market and other conditions prevailing as of the date of this presentation and are subject to change. We undertake no obligations or responsibility to update any of the information contained in this presentation. Past performance does not guarantee or predict future performance.   This presentation contains financial forecasts or projections (collectively, “Forecasts”) prepared by the Company. The Company’s independent registered public accounting firm has not audited, reviewed, compiled, or performed any procedures with respect to the Forecasts for the purpose of their inclusion in this presentation, and accordingly, the Company expresses no opinion or provides any other form of assurance with respect thereto for the purpose of this presentation. These Forecasts should not be relied upon as being necessarily indicative of future results. The Forecasts presented herein are provided solely for illustrative purposes, reflect the current beliefs of the Company as of the date hereof, and are based on a variety of assumptions and estimates which are subject to change. The Company assumes no obligation to update the Forecasts or information, data, models, facts or assumptions underlying the foregoing in this presentation.  This presentation does not constitute an offer to sell or the solicitation of an offer to buy any security, nor does it constitute an offer or commitment to lend, syndicate or arrange a financing, underwrite or purchase or act as an agent or advisor or in any other capacity with respect to any transaction, or commit capital, or to participate in any trading strategies, and does not constitute legal, regulatory, accounting or tax advice to the recipient. This presentation does not constitute and should not be considered as any form of financial opinion or recommendation by us or any of our affiliates. This presentation is not a research report nor should it be construed as such.  Cautionary Language Regarding Forward Looking Statements   This presentation includes “forward looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “may,” “might,” “will,” “would,” “could,” “should,” “forecast,” “intend,” “seek,” “target,” “anticipate,” “believe,” “expect,” “estimate,” “plan,” “outlook,” and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. Such forward looking statements include estimated financial information. A number of factors could cause actual results or outcomes to differ materially from those indicated by such forward looking statements. You are cautioned not to place undue reliance upon any forward-looking statements, which, unless otherwise indicated herein, speak only as of the date of this presentation. The Company does not commit to updating or revising the forward-looking statements set forth herein, whether as a result of new information, future events or otherwise, except as may be required by law.

Post-Emergence Liquidity Bridge

(Unless otherwise noted, USD in millions)

- Emergence liquidity prior to application of the Excess Liquidity[1] is **~$290MM** in the March forecast update ("March Forecast") (**~$15MM lower** vs. February Settlement[2])
- Decision to raise asset-backed loan facility ("ABL"), with or without a first-in, last-out facility ("FILO"), remains under review



Decrease in Liquidity of ~$(15)MM
$305
($25)
$10
($2)
$10
$8
($5)
($12)
$290
Emergence Liquidity (February Settlement)
Lower FABTL
Pro Fees
Commitment Fees
Cure Costs
UCC Settlement
Other Emergence Items
Borrowing Base
Emergence Liquidity (March Forecast)

Emergence Liquidity[3]: February Settlement	**$305**	
(–) FABTL	(25)	Lower new foreign asset-backed term loan facility ("FABTL")
(+) Professional Fees	10	Lower transaction fees
(–) Commitment Fees	(2)	Increase in FABTL fee from 3.5% to 5% and increase in ABL fee from 1.0% to 1.5%
(+) Cure Costs	10	Latest estimate of ~$15MM
(+) UCC Settlement	8	Class 9(d)'s portion of settlement trust (voted to reject Plan)
(–) Other Emergence Items	(5)	Pro-rated retention programs and other fees / interest
(–) Borrowing Base	(12)	Lower A/R Eligibility & lower advance rates on RE, offset by higher advance rates on M&E
Emergence Liquidity[4]: March Forecast	**$290**	

(1) As defined in the terms and provisions in the Plan of Reorganization
(2) March 17th filing of 8-k disclosing the liquidity forecast as of February 2023
(3) Includes $670MM of ERO; assumed to be paid down to $650MM after application of Excess Liquidity
(4) Includes $670MM of ERO; assumed to be paid down to $665MM after application of Excess Liquidity

3

REVLON

Post-Emergence Liquidity (through FY’24)  4  (Unless otherwise noted, USD in millions)  February Settlement  March Forecast  Post-emergence liquidity is represented below under the following scenarios:

 Sources & Uses – March Forecast  5  (Unless otherwise noted, USD in millions at FY’23 Budget F/X Rates based on 6/30/2022 spot)  Notes  Pre-Emergence Cash: Est. cash balance prior to Emergence  2016 Settlement Payments: Includes cash settlement payment and professional fees payable to 2016 lenders  Accrued & Unpaid Professional Fees: Includes estimated transaction / success fees payable at emergence  Other Restructuring Items: Amount reflects estimated other restructuring costs expected to be paid at Emergence  Debt Paydown: Reflects repayments of debtor-in-possession financing (including term loan and ABL), Term B-1 Loans(2) (including make-whole payment), and prepetition FILO  Accrued & Unpaid Interest: Estimate at Emergence  Repayment & Transaction Fees: Exit fees per the DIP credit agreements and estimated transaction fees on new debt  Post-Emergence Cash: Reflect post-emergence cash assumption  Includes $670MM of ERO; assumed to be paid down to $665MM after application of Excess Liquidity  As defined in the BrandCo credit agremeent, dated as of May 7, 2020